Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS INCLUDING YEAR TO DATE
INCREASES IN NET SALES OF 9.0% AND NET INCOME OF 26.4%

NEWS RELEASE
Contact: Robert Censullo
(973) 386-9696

Wednesday, November 14, 2012

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the third quarter and nine months ended September 30, 2012.

For the quarter ended September 30, 2012, the Company reported net sales of $7,385,000, compared to $7,065,000 for the same period in 2011, an increase of 4.5%.

The Company also reported net income of $855,000 or $0.03 per diluted share for the third quarter of 2012, compared to net income of $827,000, or $0.03 per diluted share, for the third quarter of 2011, an increase of 3.4%.

For the nine months ended September 30, 2012, the Company reported net sales of $21,379,000, compared to $19,614,000 for the same period in 2011, an increase of 9.0%.

The Company also reported net income of $2,166,000 or $0.09 per diluted share for the first nine months of 2012, compared to net income of $1,713,000, or $0.07 per diluted share, for the same period of 2011, an increase of 26.4%.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “We are pleased with the overall results of the company. In the third quarter, our Test & Measurement segment successfully completed delivery of its Peak Power Meters in fulfillment of our $3M order with the U.S. Navy. We also continue to be encouraged by the demand for our Network Solution products for DAS applications, as evidenced by our increasing backlog.”

Continued Genova, “We remain highly focused in our efforts to execute our strategy for the year, improve the results of both our business segments and maximize shareholder value.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Statement of Operations Data:
Net sales	$7,385	$7,065	$21,379	$19,614

Gross profit	3,700	3,433	10,645	9,001

Operating expenses
Research and development	672	578	1,891	1,675
Sales and marketing	1,116	1,011	3,348	3,424
General and administrative	1,139	1,146	3,472	2,693

Total operating expenses	2,927	2,734	8,711	7,792

Interest and other (income) expense	47	(6)	17	(135)

Income before income taxes	726	705	1,917	1,344

Net income	$855	$827	$2,166	$1,713

Net Income per common share:
Basic	$0.04	$0.03	$0.09	$0.07
Diluted	$0.03	$0.03	$0.09	$0.07

Weighted average shares outstanding:
Basic	24,233	25,023	24,323	25,022
Diluted	24,640	25,074	24,698	25,166

	September 30, 2012	December 31, 2011

	(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$12,463	$12,090

Working capital	$26,629	$24,559

Total assets	$39,949	$37,702

Total liabilities	$4,934	$4,489

Shareholders’ equity	$35,015	$33,213